EXHIBIT 1

Enerplus Resources Fund
The Dome Tower
3000, 333-7th Avenue SW
Calgary, Alberta T2P 2Z1
Tel 403.298.2200
Fax 403.298.2211
www.enerplus.com

November 1, 2006
FOR IMMEDIATE RELEASE
Enerplus Resources Fund
TSX: ERF.UN
NYSE: ERF

CANADIAN GOVERNMENT ANNOUNCES INTENTION TO TAX TRUSTS

On Tuesday October 31, 2006 Canada’s Minister of Finance announced plans to tax distributions from publicly traded income trusts. For existing income trusts, the government is proposing a four-year transition period. They would not be subject to the new measures until their 2011 taxation year.

The measures appear intended to effectively tax trusts the same as corporations. These proposals are expected to have the most impact on tax-deferred investors (pension funds and RRSPs) and non-resident investors.

The government’s plan states “it can be assumed that the rules will apply to any publicly traded income trust... other than one that holds passive real estate investments”.

Investors are urged to read the full transcript of the government’s plan at
http://www.fin.gc.ca/news06/06-061e.html

Enerplus’ investor relations contacts are: telephone 1-800-319-6462 or investorrelations@enerplus.com

Gordon J. Kerr
President & Chief Executive Officer
Enerplus Resources Fund

Except for the historical and present factual information contained herein, the matters set forth in this news release, including words such as “expects”, “projects”, “plans” and similar expressions, are forward-looking information that represents management of Enerplus’ internal projections, expectations or beliefs concerning, among other things, future operating results and various components thereof or the economic performance of Enerplus. The projections, estimates and beliefs contained in such forward-looking statements necessarily involve known and unknown risks and uncertainties, which may cause Enerplus’ actual performance and financial results in future periods to differ materially from any projections of future performance or results expressed or implied by such forward-looking statements. These risks and uncertainties include, among other things, those described in Enerplus’ filings with the Canadian and U.S. securities authorities. Accordingly, holders of Enerplus Trust Units and potential investors are cautioned that events or circumstances could cause results to differ materially from those predicted.